Exhibit 99.1

APPTECH CORP. ANNOUNCES IT IS SEEKING A REVERSE STOCK SPLIT IN ANTICIPATION OF ITS APPLICATION TO NASDAQ

CARLSBAD, Calif., February 8, 2021 – AppTech Corp. (“AppTech“)(OTC: APCX), a fintech company, today announced that it is preparing to file an application to be listed on the National Association of Securities Dealers Automation Quotations (“NASDAQ”). In order to uplist to the NASDAQ Capital Market, AppTech must trade at the requisite minimum price per share. To meet this listing requirement of the NASDAQ Capital Market, the company shall seek to perform a reverse stock split of its common stock. AppTech shall pursue the approval of a majority of its voting stock by written consent in lieu of a special meeting of the stockholders to amend the Company’s Certificate of Incorporation to effect the reverse stock split at a ratio determined by the Company’s Board of Directors within a ratio of not less than 1-for-2 and not greater than 1-for-12.

If approved, the reverse stock split will reduce the number of shares of the Company’s common stock currently outstanding. Proportionate adjustments will be made to the conversion price of the shares of the Company’s Series A Preferred Stock currently outstanding, the per share exercise price and the number of shares of common stock that may be purchased upon exercise of outstanding stock options granted by the Company, and the number of authorized shares of common stock reserved for future issuance.

About AppTech (OTC: APCX)

AppTech Corp. is a financial technology company utilizing innovative payment processing technologies to complement its core merchant services capabilities. Its patented and proprietary software for merchant services, text marketing and lead generation are licensable or available through a suite of synergistic offerings. AppTech is developing an enterprise-grade text payment system using the simplicity and familiarity of text messaging with multi-factor authentication to ensure security. AppTech also offers digital marketing, software development, mobile app development, website development, website hosting & comprehensive payment processing for brick-and-mortar operations, e-commerce and ACH. For more information about our company, please visit: www.apptechcorp.com

Forward Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements regarding anticipated third quarter results. Forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect AppTech Corp. current expectations and speak only as of the date of this release. Actual results may differ materially from AppTech Corp. current expectations depending upon a number of factors. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties. Except as required by law, AppTech Corp. does not undertake any responsibility to revise or update any forward-looking statements.

Contacts:

AppTech Corp. Investor Relations

ir@apptechcorp.com

(760) 707-5955

James S. Painter III

Emerging Markets Consulting, LLC

jamespainter@emergingmarketsllc.com

www.emergingmarketsllc.com

(321) 206-6682